Exhibit 99.1

Consent of China Intangible Assets Appraisement Co., Ltd.

We hereby agree to have our submission dated September 9, 2024 to the Board of Directors of Yong Ding Biopharm Co., Ltd. (“Yong Ding”) regarding the proposed technology and patent licensing agreement between YD BIO and EG BIOMED CO., LTD and our submission dated February 22, 2025 to the Board of Directors of YD Biopharma Limited (“YD Biopharma”) regarding the enterprise value of YD BIO cited and summarized in the proxy statement/prospectus contained in the YD Bio Limited’s (“YD Bio”) Registration Statement on Form F-4 , as well as references to our company and such submissions contained therein. In giving this consent, we do not admit, and we understand that YD BIO does not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by YD BIO in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

Chien-An Lu, CVA.

Founding Partner

China Intangible Assets Appraisement Co., Ltd.

March 17, 2025